UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25
                           NOTIFICATION OF LATE FILING


                                    000-52852
                            (Commission File Number)

(Check one):  [ ] Form 10-K    [ ] Form 20-F    [ ] Form 11-K   [X] Form 10-Q
              [ ] Form 10-D    [ ] Form N-SAR   [ ] Form N-CSR

              For Period Ended:   September 30, 2008
                                  ------------------
              [ ]  Transition Report on Form 10-K
              [ ]  Transition Report on Form 20-F
              [ ]  Transition Report on Form 11-K
              [ ]  Transition Report on Form 10-Q
              [ ]  Transition Report on Form N-SAR
              For the Transition Period
              Ended:
                           -----------------------------------------------------

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 Read Instructions (on back page) Before Preparing Form. Please Print or Type.
      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

Stirling Acquisition Corporation
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Full Name of Registrant

N/A
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Former Name if Applicable

1277 Bayshore Boulevard
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Address of Principal Executive Office (Street and Number)

Dunedin, Florida 34698
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City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     | (a)  The reason described in reasonable detail in Part III of this form
     |      could not be eliminated without unreasonable effort or expense
     | (b)  The subject annual report, semi-annual report, transition report on
     |      Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or
[X]  |      portion thereof, will be filed on or before the fifteenth calendar
     |      day following the prescribed due date; or the subject quarterly
     |      report or transition report on Form 10-Q or subject distribution
     |      report on Form 10-D, or portion thereof, will be filed on or before
     |      the fifth calendar day following the prescribed due date; and
     | (c)  The accountant's statement or other exhibit required by Rule
     |      12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

            We were unable to file the quarterly report on Form 10-Q for the quarter ended September 30, 2008 within the prescribed time period because all information required to be included in the Form 10-Q is not currently available and the Form 10-Q is still being reviewed. The Company expects to file the Form 10-Q within the time period prescribed by Rule 12b-25(b)(2)(ii) under the Securities and Exchange Act of 1934.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

       John L. Petersen                (727)                683-9573
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           (Name)                   (Area Code)         (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed ? If answer is no, identify report(s).
      [X] Yes    [ ] No

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(3)   Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
      [ ] Yes    [X] No

      If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                        STIRLING ACQUISITION CORPORATION
           ----------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date      November 17, 2008              By   /s/ John L. Petersen
          -----------------                   ----------------------------------
                                              John L. Petersen
                                              Chief Accounting Officer


                                    ATTENTION
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            Intentional misstatements or omissions of fact constitute
               Federal Criminal Violations (See 18 U.S.C. 1001).
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